Exhibit 99.1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement of Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement of Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.  This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated:  August 11, 2023

George Kaiser Family Foundation

By:	/s/ Frederic Dorwart
Frederic Dorwart
Power of Attorney

Frederic Dorwart

By:	/s/ Frederic Dorwart-
Frederic Dorwart, Individually

Philip Kaiser

By:	/s/ Philip Kaiser
Philip Kaiser, Individually

Phil Lakin, Jr.

By:	/s/ Phil Lakin, Jr.
Phil Lakin, Jr., Individually